As filed with the Securities and Exchange Commission on February 2, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

HUDSON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

New York	13-3641539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PO Box 1541, One Blue Hill Plaza, Pearl River, New York	10965
(Address of principal executive offices)	(Zip Code)

2008 Stock Incentive Plan
(Full title of the plan)

Kevin J. Zugibe, Chief Executive Officer Hudson Technologies, Inc. PO Box 1541, One Blue Hill Plaza, Pearl River, NY 10965
(Name and address of agent for service)

(845) 735-6000
(Telephone number, including area code, of agent for service)

Copy to:

Ethan Seer, Esq.

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Indicate by check mark whether the registrant is large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
common stock $0.01 per value per share	3,000,000 shs (1)(2)	$2.23 (3)	$6,690,000 (3)	$477.00

(1) Represents shares issuable under the registrant's 2008 Stock Incentive Plan that was approved by the registrant's shareholders in August 2008.

(2) In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers an indeterminate number of shares of the registrant's common stock which may be issued pursuant to the anti-dilution provisions of the registrant's 2008 Stock Incentive Plan.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant's common stock as reported on Nasdaq on January 26, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee

Plan Annual Information.*_____

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Securities and Exchange Commission (the "SEC") (SEC Exchange Act File no 001-13412) are incorporated by reference in this Registration Statement:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

4. Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

5. Current Reports on Form 8-K filed with the SEC on March 2, 2009, March 27, 2009, July 21, 2009, August 3, 2009, August 18, 2009, and October 6, 2009.

6. The description of the registrant's common stock contained in its Registration Statement on Form 8-A together with any amendments thereto.

7. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.

Any reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law (Sections 721 through 726) permits a corporation to indemnify any of its directors and officers for acts performed in their capacities, subject to certain conditions. Paragraph 3 of the Certificate of Incorporation of the registrant provides that a director shall not be liable to the registrant or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the New York Business Corporation Law. Paragraph 17 of Article III of the Registrant's By-laws provide for indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
5	Opinion of Blank Rome LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
99.1	Hudson Technologies, Inc. 2008 Stock Incentive Plan (1)

_________________

(1) Incorporated by reference to Appendix I to the registrant's revised definitive proxy statement on Schedule 14A filed with the SEC on July 30, 2008.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SE C such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Pearl River, State of New York, on February 2, 2010.

Hudson Technologies, Inc.

By:	/s/ Kevin J. Zugibe
Kevin J. Zugibe, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin J. Zugibe Kevin J. Zugibe	Chairman of the Board, Chief Executive Officer and a Director (Principal Executive Officer)	February 2, 2010
/s/ James R. Buscemi James R. Buscemi	Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2010
/s/ Vincent P. Abbatecola Vincent P. Abbatecola	Director	February 2, 2010
/s/ Dominic J. Monetta Dominic J. Monetta	Director	February 2, 2010
/s/ Otto C. Morch Otto C. Morch	Director	February 2, 2010
/s/ Brian F. Coleman Brian F. Coleman	Director	February 2, 2010

Exhibit Index

Exhibit No.	Description
5	Opinion of Blank Rome LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
99.1	Hudson Technologies, Inc. 2008 Stock Incentive Plan (1)

__________________

(1) Incorporated by reference to Appendix I to the registrant's revised definitive proxy statement on Schedule 14A filed with the SEC on July 30, 2008.